The New Economy Fund

May 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$60,201
Class B	$185
Class C	$1,250
Class F1	$3,173
Class F2	$3,059
Total	$67,868
Class 529-A	$2,089
Class 529-B	$27
Class 529-C	$328
Class 529-E	$76
Class 529-F1	$178
Class R-1	$114
Class R-2	$590
Class R-3	$1,329
Class R-4	$1,733
Class R-5	$2,167
Class R-6	$8,954
Total	$17,585

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1400
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1600
Class F2	$0.2300
Class 529-A	$0.1200
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0500
Class 529-F1	$0.1800
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0600
Class R-4	$0.1400
Class R-5	$0.2300
Class R-6	$0.2400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	248,442
Class B	1,250
Class C	12,146
Class F1	12,231
Class F2	13,579
Total	287,648
Class 529-A	9,551
Class 529-B	194
Class 529-C	2,860
Class 529-E	516
Class 529-F1	680
Class R-1	1,146
Class R-2	4,843
Class R-3	8,190
Class R-4	8,722
Class R-5	3,681
Class R-6	32,408
Total	72,791

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.22
Class B	$37.09
Class C	$36.62
Class F1	$39.25
Class F2	$39.22
Class 529-A	$38.93
Class 529-B	$37.15
Class 529-C	$37.09
Class 529-E	$38.51
Class 529-F1	$38.90
Class R-1	$37.50
Class R-2	$37.68
Class R-3	$38.57
Class R-4	$38.94
Class R-5	$39.37
Class R-6	$39.30